Exhibit 99.1


[FIRST FEDERAL BANCSHARES OF ARKANSAS, INC. LOGO]
                                                                        FOR
                                                                     IMMEDIATE
                                                                      RELEASE


1401 Highway 62-65 North                      FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                    Larry J. Brandt/President-CEO
Harrison, AR  72601                                   Tommy Richardson/EVP-COO
                                                       Sherri Billings/EVP-CFO
                                                                  870-741-7641



                 FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                    ANNOUNCES A QUARTERLY CASH DIVIDEND

        Harrison, Arkansas - August 26, 2005 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced that its Board of Directors declared a $.13 (thirteen cent) cash dividend on the common stock of the Corporation payable on September 22, 2005 to the stockholders of record at the close of business on September 8, 2005.

        Larry J. Brandt, President/CEO of the Corporation, stated, "This will be our 35th consecutive cash dividend and we are pleased to increase it 8.3% from twelve cents to thirteen cents for this quarter. Our strong capital base and continued profitability afford us the opportunity to pay another consecutive quarterly cash dividend. Such action demonstrates our commitment to and confidence in our future prospects."

        The Bank, in its 71st year, conducts business from 16 full-service branch locations and 25 ATMS located in Northcentral and Northwest Arkansas. At June 30, 2005, the Corporation had total assets of $805.4 million, total liabilities of $729.4 million and stockholders' equity of $75.9 million.